Exhibit 12.1 -- Statement Re: Computation of Ratio of Earnings to Fixed Charges

                                                                                                    PRO FORMA (1)
                                                                                            ---------------------------
                                                                             NINE MONTHS      YEAR ENDED      NINE MONTHS
                                        YEAR ENDED DECEMBER 31,          ENDED SEPTEMBER 30,  DECEMBER 31, ENDED SEPTEMBER 30,
                                1993    1994    1995    1996     1997       1997     1998        1997            1998
                               ----------------------------------------    ---------------   ------------    ------------
Consolidated pretax income     $2,046  $2,973  $4,869  $ 9,425  $10,150    $6,338  $3,952       $ 3,967        $   110

Interest                          263     461     790      865    1,147       709   2,963         8,734          6,805

Interest portion of
  rental expense                  106     197     262      361      511       362     535           599            772
                               ----------------------------------------    --------------    ----------        -------
Earnings                       $2,415  $3,631  $5,921  $10,651  $11,808    $7,409  $7,450       $13,300        $ 7,687

Interest                          263     461     790      865    1,147       709   2,963         8,734          6,805

Interest portion of
  rental expense                  106     197     262      361      511       362     535           599            772
                               ----------------------------------------    --------------       -------        -------
Fixed charges                  $  369  $  658  $1,052  $ 1,226  $ 1,658    $1,071  $3,498       $ 9,333        $ 7,577

Preferred stock dividends(2)                                                        2,107         9,515          6,718

Fixed charges plus                                                                 ------       -------        -------
  preferred stock dividends                                                        $5,605       $18,848        $14,295
                                                                                   ------       -------        -------

Ratio of Earnings to
  Fixed Charges                   6.5     5.5     5.6      8.7      7.1       6.9     2.1           1.4           1.0
                               ----------------------------------------    --------------       -------        ------

Ratio of Earnings to
  Fixed Charges and
  Preferred Stock Dividends                                                           1.3           0.7           0.5
                                                                                   ------       -------        ------

(1) Pro forma information for 1997 reflects the acquisition of Nationwide as if it occurred at the beginning of the period presented and for 1997 and 1998 the Recapitalization as if it occurred at the beginning of the period presented.

(2) Preferred stock dividends are grossed up by the effective tax rate to determine pre-tax requirements for the dividends.